Exhibit 99.1
[On Venaxis Letterhead]

April 1, 2016

Corporate Stock Transfer,
Warrant Agent
3200 Cherry Creek Drive, Suite 430
Denver, CO 80209

Re:	Common Stock Purchase Warrant Agreement (the “Agreement”) dated as of May 30, 2013, by and between Venaxis, Inc. (“Company”), and Corporate Stock Transfer, Inc. (“Warrant Agent”).

This letter constitutes a Notice under Section 7. g). of the above-referenced Agreement. Unless defined herein, all terms shall have the definition as provided in the Agreement.

On March 24, 2016, a reverse stock split proposal was approved by Venaxis’ shareholders at the Special Meeting of Shareholders.  On March 25, 2016, the Board of Directors approved a reverse stock split of the Common Stock of one (1) share for each eight (8) shares (“Reverse Split”) of Common Stock. The Reverse Split was reflected at the open of the market on March 31, 2016.

As provided under the terms of the Agreement, in Section 4. a) (iii), such Reverse Split shall result in a proportionate adjustment to the Warrant. The Agreement provides that; “…. then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of the Warrant shall be proportionately adjusted such that the aggregate Exercise Price of the Warrant shall remain unchanged.

The fraction resulting from the above computation is 800%. Therefore as a result of the Reverse Split, each Warrant shall entitle Holder to subscribe for and purchase from the Company 0.04375 of a share of Common Stock resulting in the adjusted exercise price per Common Share of $10.88.

Please advise if there are any questions on this information.

Sincerely yours,

/s/ Jeffrey McGonegal
Jeffrey McGonegal
Chief Financial Officer

cc:            Mary Mullany, Ballard Spahr LLP